As Filed With the Securities and Exchange Commission
on June 1, 2005

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HCA INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2497104
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

One Park Plaza
Nashville, Tennessee 37203
(Address of Principal Executive Offices)

HCA 2005 EQUITY INCENTIVE PLAN
(Full title of the plan)

John M. Franck II
Vice President – Legal and Corporate Secretary
HCA Inc.
One Park Plaza
Nashville, Tennessee 37203
(615) 344-9551
(Name, Address, and Telephone Number of Registrant’s agent for service)

Copy to:

J. Allen Overby
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-0002

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed	Amount of
Title of securities	Amount to be	maximum offering	maximum aggregate	registration
to be registered	registered(1)	price per share(2)	offering price	fee(3)
Common Stock, $0.01 par value	34,000,000	$53.10	$1,805,400,000	$212,496

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(h)(1) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on May 25, 2005.

(3)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $212,496 is offset by registration fees of $142,801 previously paid by the Registrant with respect to 13,479,022 unissued shares of common stock registered for issuance under the Registrant’s 2000 Equity Incentive Plan under Registration Statement on Form S-8 (Registration No. 333-48246) (the “2000 Registration Statement”) filed with the Securities and Exchange Commission on October 19, 2000, but which have not been issued and are not subject to outstanding awards under the 2000 Equity Incentive Plan. Contemporaneously with the filing of this registration statement, a post-effective amendment to the 2000 Registration Statement is being filed to deregister such shares of common stock.

PART I

Information Required in the Section 10(a) Prospectus

     HCA Inc. (the “Registrant”) has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

     The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

(3)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 12, 2005, February 1, 2005, February 2, 2005, March 29, 2005, March 30, 2005 and April 21, 2005; and

(4)	The description of the Registrant’s Common Stock, par value $0.01 per share, contained in the Registrant’s Registration Statement on Form 8-A/A, Amendment No. 2, filed with the SEC on March 11, 2004, and including all other amendments and reports filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Our Restated Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, which we will refer to as the DGCL, each person who was or is made or is threatened to be made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director of officer (or was serving at our request as a director, officer, employee or agent for another entity).

     Under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against liability actually and reasonably incurred if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In connection with a criminal proceeding, a corporation may indemnify any director, officer, employee or agent who had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of a corporation, however, the DGCL does not allow indemnification if the person shall have been adjudged to be liable to the corporation. However, a court may find that, in light of all circumstances, the person is fairly and reasonably entitled to indemnity for expenses.

     Our Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The DGCL permits these limitations of a director’s liability, but does not permit a corporation to eliminate or limit a director’s liability for the following:

•	Breaches of the director’s duty of loyalty to the corporation or its stockholders;

•	Acts or omissions not in good faith or involving intentional misconduct or known violations of law;

•	The payment of unlawful dividends or unlawful stock purchases or redemptions; or

•	Transactions in which the director received an improper personal benefit.

     We are insured against liabilities that we may incur by reason of our indemnification of officers and directors in accordance with our Restated Certificate of Incorporation. We also insure directors and officers against liabilities that might arise out of their employment and are not subject to indemnification under our Restated Certificate of Incorporation.

     The foregoing summaries are subject to the complete text of the Restated Certificate of Incorporation and the DGCL and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed.

     None.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation.

4.2	Second Amended and Restated Bylaws, as amended March 24, 2005.

10.1	HCA 2005 Equity Incentive Plan.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

24	Power of Attorney.

Item 9. Undertakings.

     A. The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 31st day of May, 2005.

HCA INC.
By:	/s/ R. Milton Johnson
R. Milton Johnson
Executive Vice President and Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints John M. Franck II, R. Milton Johnson and David G. Anderson and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jack O. Bovender, Jr. Jack O. Bovender, Jr.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 31, 2005

/s/ Richard M. Bracken Richard M. Bracken	President, Chief Operating Officer and Director	May 31, 2005

/s/ R. Milton Johnson R. Milton Johnson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2005

/s/ C. Michael Armstrong C. Michael Armstrong	Director	May 31, 2005

/s/ Magdalena H. Averhoff, M.D. Magdalena H. Averhoff, M.D.	Director	May 31, 2005

/s/ Martin Feldstein Martin Feldstein	Director	May 31, 2005

Signature	Title	Date
/s/ Thomas F. Frist, Jr., M.D. Thomas F. Frist, Jr., M.D.	Director	May 31, 2005

/s/ Frederick W. Gluck Frederick W. Gluck	Director	May 31, 2005

/s/ Glenda A. Hatchett Glenda A. Hatchett	Director	May 31, 2005

/s/ Charles O. Holliday, Jr. Charles O. Holliday, Jr.	Director	May 31, 2005

/s/ T. Michael Long T. Michael Long	Director	May 31, 2005

John H. McArthur	Director	May ___, 2005

/s/ Kent C. Nelson Kent C. Nelson	Director	May 31, 2005

/s/ Frank S. Royal, M.D. Frank S. Royal, M.D.	Director	May 31, 2005

/s/ Harold T. Shapiro Harold T. Shapiro	Director	May 31, 2005

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation (filed as Exhibit 1 to the Registrant’s Form 8-A/A, Amendment No. 2, dated March 11, 2004, and incorporated herein by reference)

4.2	Second Amended and Restated Bylaws, as amended March 24, 2005 (filed as Exhibit 3 to the Registrant’s Form 10-Q for the fiscal period ended March 31, 2005, and incorporated herein by reference)

10.1	HCA 2005 Equity Incentive Plan (filed as Exhibit B to the Registrant’s Proxy Statement for its Annual Meeting of Shareholders held on May 26, 2005, and incorporated herein by reference).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm

24	Power of Attorney (included on signature page to this Registration Statement)